EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement 333-221452 of Huntington Ingalls Industries, Inc. on Form S-8 of our report dated June 14, 2019, relating to the financial statements and supplemental schedule of Huntington Ingalls Industries Financial Security and Savings Program appearing in this Annual Report on Form 11-K of the Huntington Ingalls Industries Financial Security and Savings Program for the year ended December 31, 2018.
/s/ DELOITTE & TOUCHE LLP
Richmond, Virginia
June 14, 2019